Exhibit 99.1

Contact:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	303/293-5563	303/675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2012 Third Quarter Financial Results

•                  Pre-tax income of $4.1 million in third quarter 2012 compared to $2.2 million in third quarter 2011

•                  Completed previously announced acquisition of Private Capital Management during quarter

•                  Improved asset quality for the ninth consecutive quarter

DENVER, October 17, 2012 — Guaranty Bancorp (Nasdaq: GBNK), a Colorado-based community bank holding company, today reported third quarter 2012 net income of $2.8 million, or $0.02 earnings per basic and diluted common share, compared to net income of $2.2 million in the third quarter 2011.  The Company reported a loss of $0.28 per basic and diluted common share for the third quarter 2011 after giving effect to the non-cash adjustment of approximately $16.8 million related to the regular, quarterly paid-in-kind dividend on the Company’s Series A Convertible Preferred Stock and the mandatory accelerated conversion of the Series A Convertible Preferred Stock into common stock in September 2011.

The $0.6 million improvement in net income in the third quarter 2012 compared to the same quarter in 2011 is primarily due to a $2.0 million increase in pre-tax income, partially offset by $1.3 million in tax expense in 2012 as compared to no tax expense in the prior year. The improvement in pre-tax income is primarily due to a $3.3 million decrease in noninterest expense, primarily due to the prepayment penalty incurred on the payoff of $51.0 million in Federal Home Loan Bank borrowings in 2011, and a decrease in provision for loan loss of $1.0 million as compared to third quarter 2011. These improvements were partially offset by a $1.7 million decrease in noninterest income mostly due to lower gains on sales of securities and a $0.6 million decrease in the net interest income.

Paul W. Taylor, Guaranty Bancorp’s President and Chief Executive Officer, stated “Our 2012 loan growth was fueled by our successful initiative to increase commercial loans. Since the beginning of the year, we have grown our commercial loan portfolio by $33.1 million or 20.5%, excluding energy loans. Further, unfunded commitments for commercial loans, excluding energy loans, increased by $21.6 million, or 23.9%, in 2012.  In addition to loan growth, our core deposits have increased by $82.3 million in 2012, or 7.4%. The overall loan and deposit growth momentum has accelerated the improvement in net income in 2012 as compared to the previous year.  Our third quarter 2012 pre-tax net income of $4.1 million was slightly higher than the entire first nine-months of pre-tax income of the previous year.”

Mr. Taylor continued, “Our third quarter acquisition of Private Capital Management is exciting as it enables us to round out our wealth management practice with a local, experienced investment management team. In addition to doubling our assets under management and related fee income, Private Capital Management’s unique and successful investment management approach is an excellent fit with our existing private banking and trust services.”

For the nine months ending September 30, 2012, net income improved by approximately $7.8 million to $11.9 million compared to $4.1 million for the same period last year. Earnings per basic and diluted common share improved to $0.11 for the nine months ended September 30, 2012 from a loss per basic and diluted common share of $0.30. The prior year loss per common share calculation included a non-cash adjustment of approximately $19.8 million, or $0.38 per basic and diluted common share, related to three quarters of paid-in-kind preferred stock dividends and the mandatory accelerated conversion of the Company’s Series A Convertible Preferred Stock into common stock in September 2011. The increase in net income for the first nine months of 2012 as compared to the same period in 2011 is primarily due to the reversal of the remaining deferred tax asset valuation allowance, discussed below, an increase in net interest income of $0.6 million, a decrease in provision for loan losses of $2.5 million, and a decrease in noninterest expense of $1.4 million. These improvements were partially offset by a reduction in noninterest income of $1.3 million, primarily related to lower net gains on sale of securities.

The Company had a deferred tax asset valuation allowance of $6.6 million at December 31, 2011. During the second quarter 2012, the remaining deferred tax asset valuation allowance of $5.7 million was reversed based on the Company’s determination that it is more likely than not that the entire deferred tax asset will be realized. Subsequent to the reversal of the deferred tax asset valuation allowance, the Company began recording income tax expense.

Key Financial Measures

Income Statement

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Dollars in thousands, except per share amounts)
Net income	$2,830	$6,192	$2,153	$11,939	$4,076
Net income (loss) to common stockholders	$2,830	$6,192	$(14,649)	$11,939	$(15,730)
Earnings (loss) per common share	$0.02	$0.06	$(0.28)	$0.11	$(0.30)
Return on average assets	0.63%	1.46%	0.49%	0.93%	0.30%
Net interest margin	3.46%	3.86%	3.62%	3.74%	3.53%
Efficiency ratio	73.08%	76.55%	79.79%	74.73%	79.99%

Balance Sheet

	September 30, 2012	December 31, 2011	% Change	September 30, 2011	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$127,823	$109,225	17.0%	$93,226	37.1%
Time deposits with banks	40,000	—	100.0%	—	100.0%
Total investments	436,386	386,141	13.0%	314,420	38.8%
Total loans, net of unearned discount	1,118,968	1,098,140	1.9%	1,088,358	2.8%
Loans held for sale	—	—	0.0%	14,200	(100.0)%
Allowance for loan losses	(28,597)	(34,661)	(17.5)%	(35,852)	(20.2)%
Total assets	1,834,978	1,689,668	8.6%	1,692,368	8.4%
Average earning assets, quarter-to-date	1,670,300	1,575,193	6.0%	1,655,601	0.9%
Total deposits	1,395,096	1,313,786	6.2%	1,330,661	4.8%
Book value per common share	1.74	1.62	7.4%	1.61	8.1%
Tangible book value per common share	1.65	1.53	7.8%	1.50	10.0%
Equity ratio — GAAP	10.09%	10.12%	(0.3)%	10.01%	0.8%
Tangible common equity ratio	9.59%	9.59%	0.0%	9.42%	1.8%
Total risk-based capital ratio	16.46%	16.33%	0.8%	16.64%	(1.1)%

Net Interest Income and Margin

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Dollars in thousands)
Net interest income	$14,511	$15,383	$15,112	$45,194	$44,569
Interest rate spread	3.15%	3.53%	3.26%	3.42%	3.16%
Net interest margin	3.46%	3.86%	3.62%	3.74%	3.53%
Net interest margin, fully tax equivalent	3.55%	3.95%	3.69%	3.84%	3.58%
Average cost of deposits, including noninterest bearing deposits	0.20%	0.21%	0.40%	0.22%	0.56%

Net interest income decreased $0.9 million from $15.4 million in the second quarter 2012 to $14.5 million in the third quarter 2012 and decreased $0.6 million as compared to $15.1 million for the third quarter 2011. Net interest margin declined 40 basis points from 3.86% in the second quarter 2012 to 3.46% in the third quarter 2012 and declined 16 basis points from 3.62% in the third quarter 2011.  The 16 basis point decline in net interest margin for the third quarter 2012 as compared to the same quarter in 2011 is mostly due to a 43 basis point decline in the yield on earning assets, partially offset by a 20 basis point decline in the cost of deposits.

On a linked quarter basis, interest income decreased $0.9 million from $17.7 million in the second quarter 2012 to $16.8 million in the third quarter 2012. The decline is primarily due to a decrease in average loan balances of $13.6 million due to the timing of when loans were paid-off during the quarter, coupled with a decline in loan yields of 17 basis points due to competitive market pressure on loan yields. Further, investment interest income declined primarily due to higher premium amortization related to accelerated prepayments of agency mortgage backed securities and lower yields on replacement bonds resulting from the early calls of certain corporate bonds. The 44 basis point decline in the yield on earning assets during the quarter is mostly due to a change in mix of earning assets due to higher levels of overnight funding resulting from the growth in deposits and repurchase agreements.  For the third quarter 2012, the Bank’s average overnight balances were $170.9 million with an average yield of 0.25%, an increase of $67.1 million. Most of this increase in average overnight funding is due to a single depositor whose balance is expected to be re-deployed into the depositor’s operations in early 2013.

Interest expense remained relatively flat in the third quarter 2012 as compared to the second quarter 2012 despite a $48.2 million increase in the average balance of interest-bearing deposits and other interest-bearing liabilities.  The average cost of deposits declined by one basis point to 20 basis points in the quarter, while the cost of funds declined by four basis points to 57 basis points. Interest expense related to the Company’s trust preferred-related subordinated debentures is expected to decline $0.1 million in future quarters due to the payoff of deferred interest related to this debt in the third quarter 2012.

Interest income declined $1.7 million from $18.5 million in the third quarter 2011 to $16.8 million in the third quarter 2012. The decline in interest income was primarily due to declines in average yields on loans and investments due to declines in longer-term, fixed rates in the market over the last twelve months. Interest expense declined $1.1 million from $3.4 million in the third quarter 2011 to $2.3 million in the third quarter 2012. The decline in interest expense was primarily due to the prepayment of $51.0 million of Federal Home Loan Bank borrowings in September 2011 and a decrease of $78.5 million in average higher-cost, time deposits as compared to the third quarter 2011.

Net interest income increased $0.6 million, or 1.4%, for the nine months ending September 30, 2012 to $45.2 million from $44.6 million for the same period in 2011. The Company’s net interest margin improved 21 basis points to 3.74% for the first nine months in 2012 from 3.53% for the first nine months in 2011. Interest income decreased $4.3 million primarily due to a decline in average interest-earning assets of $73.9 million, coupled with a decline in average yield of 16 basis points to 4.32% as compared to 4.48% for the same period in 2011. Interest expense decreased $4.9 million, or 41.4%, in the first nine months of 2012 as compared to the same period in 2011 primarily due to a decline in average time deposit balances of $161.0 million, which was mostly due to the maturity of higher-cost, brokered and internet time deposits, and a decline in average borrowings of $52.6 million, which was primarily due to the September 2011 prepayment of several Federal Home Loan Bank notes.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(In thousands)
Noninterest income:
Customer service and other fees	$2,616	$2,382	$2,393	$7,269	$7,093
Gain on sale of securities	746	342	3,018	1,710	3,420
Gain on sale of SBA loans	203	—	—	203	—
Other	250	187	118	643	632
Total noninterest income	$3,815	$2,911	$5,529	$9,825	$11,145

On a linked quarter basis, noninterest income increased $0.9 million in the third quarter 2012 primarily due to an increase in net gain from the sale of assets of $0.7 million consisting of gains on sale related to securities of $0.4 million; gains on sale related to Small Business Administration (“SBA”) loans of $0.2 million; and the gain on sale of bank facilities of $0.1 million. Additionally, customer service fees increased $0.2 million primarily due to investment management fees generated by the Private Capital Management (“PCM”) division acquired at the end of July 2012.

Noninterest income decreased $1.7 million to $3.8 million in the third quarter 2012, as compared to $5.5 million in the third quarter 2011 primarily due to a net decrease in the gain on sale of securities of $2.3 million, partially offset by the gain on sale related to SBA loans of $0.2 million, the gain on sale of bank facilities of $0.1 million and the increase in customer services fees of $0.2 million.

For the nine months ending September 30, 2012, noninterest income decreased $1.3 million to $9.8 million as compared to $11.1 million during the same period in the prior year. This decrease is primarily due to the decrease in the net gains on sales of securities of $1.7 million, partially offset by the gains on sales of SBA loans and bank facilities as well as the increase in customer service fees, primarily investment management fees generated by PCM, as discussed in the preceding paragraphs.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,466	$6,614	$6,408	$19,937	$19,343
Occupancy expense	1,712	1,972	1,871	5,703	5,546
Furniture and equipment	779	783	855	2,383	2,662
Amortization of intangible assets	803	761	1,018	2,326	3,074
Other real estate owned	348	461	90	1,161	1,319
Insurance and assessment	771	881	1,017	2,460	3,208
Professional fees	1,062	856	1,016	2,546	2,838
Prepayment penalty on long term debt	—	—	2,672	—	2,672
Impairment of long lived assets	—	2,750	—	2,750	—
Other general and administrative	2,253	2,438	2,541	6,926	6,976
Total noninterest expense	$14,194	$17,516	$17,488	$46,192	$47,638

Noninterest expense decreased $3.3 million to $14.2 million in the third quarter 2012 as compared to $17.5 million in the second quarter 2012. The decrease is primarily due to the $2.8 million impairment on building premises recognized in the second quarter 2012 related to the Company’s previously announced decision to close two underperforming branches. Further decreases in noninterest expense include reductions in salary and benefits of $0.1 million; reductions in occupancy expenses of $0.3 million related to branch closure savings; and reductions in insurance and assessment expenses of $0.1 million related to improvement in the Bank’s FDIC risk rating in the third quarter 2012.

As compared to the third quarter in 2011, noninterest expense decreased $3.3 million primarily as a result of the $2.7 million prepayment penalty on FHLB borrowings incurred in the third quarter 2011. Further decreases in noninterest expense include reductions in amortization of intangible assets of $0.2 million; reductions in insurance and assessments of $0.2 million related to lower premium savings and lower FDIC assessments; and reductions in other general and administrative expenses of $0.3 million, primarily due to lower collection and litigation expenses. These decreases in noninterest expense are partially offset by the increase in OREO expense of $0.3 million, primarily related to net operating income received on a former OREO property in the third quarter 2011.

Noninterest expense decreased $1.4 million to $46.2 million for the nine month period ending September 30, 2012 as compared to $47.6 million for the same period in 2011. The two largest variances in noninterest expense, the prepayment penalty on FHLB borrowings of $2.7 million incurred in September 2011 and the $2.8 impairment charge incurred in June 2012, are largely offsetting. Other noninterest expense decreases include reductions in amortization of intangible assets of $0.7 million and reductions in insurance and assessments of $0.7 million related to lower insurance premiums and FDIC assessments discussed in the preceding paragraphs. Partially offsetting these decreases is an increase in salary and benefit expenses of $0.6 million, or 3.1%, primarily related to annual salary increases.

Balance Sheet

	September 30, 2012	December 31, 2011	% Change	September 30, 2011	% Change
	(Dollars in thousands)
Total assets	$1,834,978	$1,689,668	8.6%	$1,692,368	8.4%
Average assets, quarter-to-date	1,776,557	1,682,168	5.6%	1,758,422	1.0%
Total loans, net of unearned discount	1,118,968	1,098,140	1.9%	1,088,358	2.8%
Total deposits	1,395,096	1,313,786	6.2%	1,330,661	4.8%

Equity ratio — GAAP	10.09%	10.12%	(0.3)%	10.01%	0.8%
Tangible common equity ratio	9.59%	9.59%	(0.0)%	9.42%	1.8%

At September 30, 2012, the Company had total assets of $1.8 billion, which represented a $145.6 million increase as compared to December 31, 2011 and a $142.9 million increase as compared to September 30, 2011. The increase in assets from December 31, 2011 consists primarily of a $90.2 million increase in investments, a $20.8 million increase in loans net of unearned discount, an $18.6 million increase in cash and cash equivalents and a $15.6 million increase in securities sold, not yet settled. As compared to September 30, 2011, the increase in total assets is primarily due to an increase in investments of $162.0 million, an increase in loans net of unearned discount of $30.6 million and an increase in cash and cash equivalents of $34.6 million. These increases are partially offset by a decrease in securities sold, not yet settled of $73.5 million, a decrease in loans held for sale of $14.2 million and a decrease in premises and equipment of $8.3 million. In addition, the allowance for loan losses decreased by $7.3 million from $35.9 million at September 30, 2011 to $28.6 million at September 30, 2012.

The following table sets forth the amounts of loans outstanding (excluding loans held for sale) at the dates indicated:

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
	(In thousands)
Loans on real estate:
Residential and Commercial	$725,498	$730,324	$712,368	$676,276
Construction	53,172	46,413	44,087	50,614
Equity lines of credit	44,131	44,830	44,601	47,040
Commercial loans	226,205	216,974	223,479	237,454
Agricultural loans	10,634	10,712	11,527	11,810
Lease financing	2,269	2,269	2,269	3,143
Installment loans to individuals	19,481	20,146	22,937	24,523
Overdrafts	234	218	254	382
SBA and other	39,061	40,060	38,445	38,833
	1,120,685	1,111,946	1,099,967	1,090,075
Unearned discount	(1,717)	(1,785)	(1,827)	(1,717)
Loans, net of unearned discount	$1,118,968	$1,110,161	$1,098,140	$1,088,358

For the nine months ending September 30, 2012, loans, net of unearned discount grew $20.8 million, primarily due to an increase in real estate loans. At September 30, 2012, the overall loan portfolio included 30.7% owner-occupied properties; 17.7% retail and industrial properties; 11.1% office properties; 10.1% other commercial real estate properties; and 4.5% multi-family properties. The Bank has capacity to extend additional credit on residential and commercial real estate loans as evidenced by the Bank’s regulatory concentration ratios discussed below.

Since September 30, 2011, the ratio of construction, land and land development loans to capital decreased by 15 percentage points to 52% at September 30, 2012. During the same period, the ratio of commercial real estate loans to capital increased by 19 percentage points to 272%.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
	(In thousands)
Noninterest-bearing deposits	$514,912	$546,229	$450,451	$443,682
Interest-bearing demand and NOW	286,888	270,940	289,987	185,136
Money market	290,520	280,767	277,997	366,367
Savings	99,654	97,497	91,260	89,636
Time	203,122	183,504	204,091	245,840
Total deposits	$1,395,096	$1,378,937	$1,313,786	$1,330,661

At September 30, 2012, noninterest-bearing deposits as a percentage of total deposits increased to 36.9% as compared to 34.3% at December 31, 2011 and 33.3% at September 30, 2011.

Non-maturing deposits increased $82.3 million, or 7.4%, in the third quarter 2012 as compared to the fourth quarter 2011 and $107.2 million, or 9.9%, as compared to third quarter 2011. Time deposits decreased $1.0 million as of September 30, 2012 as compared to December 31, 2011 and $42.7 million as compared to September 30, 2011.

Securities sold under agreement to repurchase increased $67.1 million from $16.6 million as of December 31, 2011 to $83.7 million at September 30, 2012. This increase is primarily related to a single depositor whose balance is expected to be re-deployed into the depositor’s operations in early 2013.

Total borrowings were $110.2 million at September 30, 2012, December 31, 2011 and September 30, 2011. The Company elected to payoff $51.0 million of FHLB term notes in September 2011. The weighted average rate of these advances was 3.5% with maturity dates that ranged from November 2011 to February 2014. The entire balance of borrowings at each balance sheet date consists of term notes with the FHLB.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at September 30, 2012	Ratio at December 31, 2011	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	16.46%	16.33%	8.00%	N/A
Guaranty Bank and Trust Company	15.68%	15.59%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	15.20%	15.06%	4.00%	N/A
Guaranty Bank and Trust Company	14.42%	14.32%	4.00%	6.00%
Leverage Ratio:
Consolidated	12.16%	12.12%	4.00%	N/A
Guaranty Bank and Trust Company	11.54%	11.53%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets. At September 30, 2012, approximately

$10.9 million of the Bank’s allowance for loan losses was disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 0.77% of the Company’s consolidated risk-weighted assets. At September 30, 2012, no deferred tax assets were disallowed for purposes of computing consolidated Tier 1 risk-based capital.

Asset Quality

The following table presents select asset quality data (including loans held for sale) as of the dates indicated:

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
	(Dollars in thousands)

Nonaccrual loans and leases	$21,185	$21,291	$29,648	$26,801	$45,790
Other nonperforming loans	543	—	1,301	6	583

Total nonperforming loans (NPLs)	$21,728	$21,291	$30,949	$26,807	$46,373
Other real estate owned and foreclosed assets	23,532	24,640	28,072	29,027	22,008

Total nonperforming assets (NPAs)	$45,260	$45,931	$59,021	$55,834	$68,381

Accruing loans past due 90 days or more (1)	$543	$—	$1,301	$6	$583

Accruing loans past due 30-89 days (1)	$7,678	$18,448	$10,798	$10,805	$9,358

Allowance for loan losses	$28,597	$29,307	$30,075	$34,661	$35,852

Selected ratios:
NPLs to loans, net of unearned discount	1.94%	1.92%	2.79%	2.44%	4.21%
NPAs to total assets	2.47%	2.62%	3.44%	3.30%	4.04%
Allowance for loan losses to NPAs (2)	63.18%	63.81%	50.96%	62.08%	66.17%
Allowance for loan losses to NPLs (2)	131.61%	137.65%	97.17%	129.30%	111.43%
Allowance for loan losses to loans (2)	2.56%	2.64%	2.71%	3.16%	3.29%
Loans 30-89 days past due to loans, net of unearned discount	0.69%	1.66%	0.97%	0.98%	0.85%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and are in the process of renewal, but continue to be current with respect to payments.

(2) Excludes loans held for sale.

The following tables summarize past due loans by class (including loans held for sale) as of the dates indicated:

September 30, 2012	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$6,280	$543	$15,056	$21,879	$724,388
Construction loans	—	—	—	—	53,091
Commercial loans	753	—	3,217	3,970	225,858
Consumer loans	612	—	1,541	2,153	63,749
Other	33	—	1,371	1,404	51,882
Total	$7,678	$543	$21,185	$29,406	$1,118,968

June 30, 2012	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$16,779	$—	$15,021	$31,800	$745,764
Construction loans	—	—	114	114	46,339
Commercial loans	1,596	—	2,759	4,355	216,626
Consumer loans	73	—	1,578	1,651	65,090
Other	—	—	1,819	1,819	36,342
Total	$18,448	$—	$21,291	$39,739	$1,110,161

During the third quarter 2012, nonaccrual loans remained relatively flat as compared to June 30, 2012.  However, shortly after the close of the third quarter, the largest single nonaccrual loan of $6.7 million paid off.  During the third quarter 2012, classified loans declined $1.8 million and loans classified as special mention and watch loans declined by $4.0 million. Other real estate owned decreased by $1.1 million during the third quarter 2012 as compared to the second quarter 2012.

At September 30, 2012, classified assets as a percentage of capital and allowance for loan losses were 32.1%, a favorable decline from 33.8% at June 30, 2012 and 36.6% at December 31, 2011.

Net charge-offs in the third quarter 2012 were $0.7 million as compared to $1.3 million in the second quarter 2012 and $4.0 million in the third quarter 2011.

The general component of the allowance for loan losses decreased from $27.4 million at June 30, 2012 to $24.8 million at September 30, 2012. The general component represented 2.2% of loans, net of unearned discount, at September 30, 2012 as compared to 2.5% of loans, net of unearned discount, at the end of the previous quarter. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, decreased from 137.7% at June 30, 2012 to 131.6% at September 30, 2012.

The Company did not record a provision for loan losses in the third quarter 2012, as compared to $0.5 million provision in the second quarter 2012 and $1.0 million in the third quarter 2011.  The decrease in provision for loan loss over last year reflects an overall improvement in asset quality.

Shares Outstanding

As of September 30, 2012, the Company had 106,256,654 shares of common stock outstanding, consisting of 101,161,654 shares of voting common stock and 5,095,000 shares of non-voting common stock. At September 30, 2012, total common shares outstanding include 2,314,589 shares of unvested stock awards.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value and the tangible equity ratio, all of which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	September 30, 2012	December 31, 2011	September 30, 2011
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$185,073	$171,011	$169,450
Less: Intangible assets	(10,161)	(9,963)	(10,980)
Tangible common equity	$174,912	$161,048	$158,470

Number of common shares outstanding	106,256,654	105,436,623	105,457,136

Book value per common share	$1.74	$1.62	$1.61
Tangible book value per common share	$1.65	$1.53	$1.50

Tangible Common Equity Ratio

	September 30, 2012	December 31, 2011	September 30, 2011
	(Dollars in thousands, except per share amounts)

Total stockholders’ equity	$185,073	$171,011	$169,450
Less: Intangible assets	(10,161)	(9,963)	(10,980)
Tangible common equity	$174,912	$161,048	$158,470

Total assets	$1,834,978	$1,689,668	$1,692,368
Less: Intangible assets	(10,161)	(9,963)	(10,980)
Tangible assets	$1,824,817	$1,679,705	$1,681,388

Equity ratio — GAAP (total stockholders’ equity / total assets)	10.09%	10.12%	10.01%
Tangible common equity ratio (tangible common equity / tangible assets)	9.59%	9.59%	9.42%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 30 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank also provides wealth management services, including private banking, investment management and trust services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30, 2012	December 31, 2011	September 30, 2011
	(In thousands)
Assets
Cash and due from banks	$127,823	$109,225	$93,226
Time deposits with banks	40,000	—	—

Securities available for sale, at fair value	395,632	353,152	284,523
Securities held to maturity	26,286	18,424	15,591
Bank stocks, at cost	14,468	14,565	14,306
Total investments	436,386	386,141	314,420

Loans, net of unearned discount	1,118,968	1,098,140	1,088,358
Less allowance for loan losses	(28,597)	(34,661)	(35,852)
Net loans	1,090,371	1,063,479	1,052,506

Loans held for sale	—	—	14,200
Premises and equipment, net	47,083	53,851	55,390
Other real estate owned and foreclosed assets, net	23,532	29,027	22,008
Other intangible assets, net	10,161	9,963	10,980
Securities sold, not yet settled	15,628	—	89,161
Other assets	43,994	37,982	40,477
Total assets	$1,834,978	$1,689,668	$1,692,368

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$514,912	$450,451	$443,682
Interest-bearing demand	577,408	567,984	551,503
Savings	99,654	91,260	89,636
Time	203,122	204,091	245,840
Total deposits	1,395,096	1,313,786	1,330,661
Securities sold under agreements to repurchase and federal funds purchased	83,734	16,617	16,392
Borrowings	110,166	110,177	110,181
Subordinated debentures	41,239	41,239	41,239
Securities purchased, not yet settled	12,311	20,800	10,095
Interest payable and other liabilities	7,359	16,038	14,350
Total liabilities	1,649,905	1,518,657	1,522,918

Stockholders’ equity:
Common stock and additional paid-in capital —common stock	705,238	704,698	704,562
Shares to be issued for deferred compensation obligations	—	—	237
Accumulated deficit	(421,077)	(433,016)	(435,292)
Accumulated other comprehensive income	3,277	1,683	2,505
Treasury stock	(102,365)	(102,354)	(102,562)
Total stockholders’ equity	185,073	171,011	169,450
Total liabilities and stockholders’ equity	$1,834,978	$1,689,668	$1,692,368

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$14,030	$14,900	$43,023	$45,433
Investment securities:
Taxable	1,860	2,853	6,619	8,836
Tax-exempt	632	498	1,867	1,484
Dividends	164	166	475	495
Federal funds sold and other	105	86	205	261
Total interest income	16,791	18,503	52,189	56,509
Interest expense:
Deposits	697	1,353	2,185	5,868
Securities sold under agreement to repurchase and federal funds purchased	21	19	45	60
Borrowings	837	1,299	2,491	3,891
Subordinated debentures	725	720	2,274	2,121
Total interest expense	2,280	3,391	6,995	11,940
Net interest income	14,511	15,112	45,194	44,569
Provision for loan losses	—	1,000	1,500	4,000
Net interest income, after provision for loan losses	14,511	14,112	43,694	40,569
Noninterest income:
Customer service and other fees	2,616	2,393	7,269	7,093
Gain on sale of securities	746	3,018	1,710	3,420
Gain on sale of SBA loans	203	—	203	—
Other	250	118	643	632
Total noninterest income	3,815	5,529	9,825	11,145
Noninterest expense:
Salaries and employee benefits	6,466	6,408	19,937	19,343
Occupancy expense	1,712	1,871	5,703	5,546
Furniture and equipment	779	855	2,383	2,662
Amortization of intangible assets	803	1,018	2,326	3,074
Other real estate owned, net	348	90	1,161	1,319
Insurance and assessments	771	1,017	2,460	3,208
Professional fees	1,062	1,016	2,546	2,838
Prepayment penalty on long term debt	—	2,672	—	2,672
Impairment of long-lived assets	—	—	2,750	—
Other general and administrative	2,253	2,541	6,926	6,976
Total noninterest expense	14,194	17,488	46,192	47,638
Income before income taxes	4,132	2,153	7,327	4,076
Income tax expense (benefit)	1,302	—	(4,612)	—
Net Income	$2,830	$2,153	$11,939	$4,076
Net income (loss) applicable to common stockholders	$2,830	$(14,649)	$11,939	$(15,730)

Earnings (loss) per common share—basic:	$0.02	$(0.28)	$0.11	$(0.30)
Earnings (loss) per common share—diluted:	0.02	(0.28)	0.11	(0.30)

Weighted average common shares outstanding-basic	103,939,835	51,828,165	103,915,744	51,815,618
Weighted average common shares outstanding-diluted	104,366,717	51,828,165	104,384,657	51,815,618

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,096,395	$1,085,975	$1,103,832	$1,103,677	$1,136,304
Securities	403,053	364,833	401,298	389,760	404,439
Other earning assets	170,852	124,385	150,471	119,437	146,075
Average earning assets	1,670,300	1,575,193	1,655,601	1,612,874	1,686,818
Other assets	106,257	106,975	102,821	104,656	111,368

Total average assets	$1,776,557	$1,682,168	$1,758,422	$1,717,530	$1,798,186

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$515,157	$459,031	$434,207	$488,863	$414,551
Interest-bearing deposits	861,685	869,758	918,904	857,699	982,025
Average deposits	1,376,842	1,328,789	1,353,111	1,346,562	1,396,576
Other interest-bearing liabilities	208,643	173,848	228,534	185,965	228,992
Other liabilities	8,739	9,691	7,844	7,866	8,178
Total average liabilities	1,594,224	1,512,328	1,589,489	1,540,393	1,633,746
Average stockholders’ equity	182,333	169,840	168,933	177,137	164,440
Total average liabilities and stockholders’ equity	$1,776,557	$1,682,168	$1,758,422	$1,717,530	$1,798,186

GUARANTY BANCORP
Unaudited Credit Quality Measures

(Includes loans held for sale, except where noted)

	Quarter Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
	(Dollars in thousands)
Nonaccrual loans and leases	$21,185	$21,291	$29,648	$26,801	$45,790
Other nonperforming loans	543	—	1,301	6	583
Total nonperforming loans	$21,728	$21,291	$30,949	$26,807	$46,373
Other real estate owned and foreclosed assets	23,532	24,640	28,072	29,027	22,008
Total nonperforming assets	$45,260	$45,931	$59,021	$55,834	$68,381

Total classified assets	$74,514	$77,910	$81,130	$83,317	$95,916

Nonperforming loans	$21,728	$21,291	$30,949	$26,807	$46,373
Allocated allowance for loan losses	(3,774)	(2,272)	(2,572)	(3,490)	(4,483)
Net investment in impaired loans	$17,954	$19,019	$28,377	$23,317	$41,890

Accruing loans past due 90 days or more	$543	$—	$1,301	$6	$583

Accruing loans past due 30-89 days	$7,678	$18,448	$10,798	$10,805	$9,358

Charged-off loans	$1,067	$2,062	$6,371	$2,603	$4,135
Recoveries	(357)	(794)	(785)	(412)	(132)
Net charge-offs	$710	$1,268	$5,586	$2,191	$4,003

Provision for loan losses	$—	$500	$1,000	$1,000	$1,000

Allowance for loan losses	$28,597	$29,307	$30,075	$34,661	$35,852

Allowance for loan losses to loans, net of unearned discount (1)	2.56%	2.64%	2.71%	3.16%	3.29%
Allowance for loan losses to nonaccrual loans (1)	134.99%	137.65%	101.44%	129.33%	113.49%
Allowance for loan losses to nonperforming assets (1)	63.18%	63.81%	50.96%	62.08%	66.17%
Allowance for loan losses to nonperforming loans (1)	131.61%	137.65%	97.17%	129.30%	111.43%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	3.96%	4.05%	5.19%	4.95%	6.08%
Nonperforming assets to total assets	2.47%	2.62%	3.44%	3.30%	4.04%
Nonaccrual loans to loans, net of unearned discount	1.89%	1.92%	2.67%	2.44%	4.15%
Nonperforming loans to loans, net of unearned discount	1.94%	1.92%	2.79%	2.44%	4.21%
Annualized net charge-offs to average loans	0.26%	0.46%	2.03%	0.80%	1.44%

(1) Excludes loans held for sale